Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS

Company Posts 23rd Consecutive Quarter of Improved Earnings Results

ATLANTA, GEORGIA, January 25, 2012: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its fourth quarter and year ended December 31, 2011.

The Company recorded fourth quarter revenues of $289.1 million, an increase of 3.3% over the prior year’s fourth quarter revenue of $279.9 million.  Net income increased 12.4% to $21.6 million or $0.15 per diluted share for the fourth quarter ended December 31, 2011, compared to $19.2 million or $0.13 per diluted share for the same period in 2010.

Rollins’ revenues for the full year rose 6.0% to $1.205 billion compared to $1.137 billion for the prior year.  Rollins’ net income for the full year rose 11.9% to $100.7 million, or $0.69 per diluted share, compared to net income of $90.0 million, or $0.61 per diluted share for the prior year.

In the fourth quarter, the Company repurchased 70,000 shares at a weighted average price of $19.72 per share bringing the total number of shares repurchased for the full year to 1,458,282 at a weighted average price of $18.68.  In total, 1,079,964 additional shares may be purchased under the share repurchase program.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. stated, “The positive performance we achieved in our fourth quarter and full year reflects the success of our 2011 initiatives.  We were especially pleased that this year we exceeded our revenue and profit plans, and we surpassed the $100 million dollar net income milestone.”

Mr. Rollins concluded, “We are excited about our Company’s opportunities for 2012.  Our culture of continuous improvement generated aggressive plans and new programs that should provide another successful year.  We are very proud of our people who made 2011 possible and who will likewise be working diligently to achieve our 2012 objectives.”

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the

Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe and Africa from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s belief that the continued development and deployment of the Company’s key programs should enable the Company to maintain its momentum; and the Company’s belief that its people are a key factor in 2012 in its plans of business growth and operational improvement for 2012.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At December 31, (unaudited)	2011	2010
ASSETS
Cash and cash equivalents	$46,275	$20,913
Trade Accounts Receivables Short Term, Net	58,279	56,141
Financed Receivables, Net	11,659	11,044
Accounts Receivable - Other, Net	3,408	3,248
Materials and supplies	11,125	11,899
Deferred income taxes	31,272	27,396
Other current assets	13,804	20,380
Total Current Assets	175,822	151,021
Equipment and property, net	76,858	74,013
Goodwill	211,019	210,779
Customer Contracts and Other Intangible assets	137,526	147,556
Deferred income taxes	22,604	15,106
Financed receivables, long-term	11,298	10,193
Other assets	10,523	10,346
Total Assets	$645,650	$619,014

LIABILITIES
Accounts payable	$22,584	$25,940
Accrued insurance	21,844	18,652
Accrued compensation and related liabilities	61,137	61,817
Unearned revenue	85,636	85,489
Line of Credit	—	26,000
Other current liabilities	34,650	28,543
Total Current Liabilities	225,851	246,441
Accrued insurance	27,516	27,221
Accrued pension	31,867	12,515
Long-term accrued liabilities	36,419	34,867
Total Liabilities	321,653	321,044

STOCKHOLDERS’ EQUITY
Common stock	146,251	147,181
Retained earnings and other equity	177,746	150,789
Total Stockholders’ Equity	323,997	297,970
Total Liabilities and Stockholders’ Equity	$645,650	$619,014

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
REVENUES
Customer services	$289,056	$279,928	$1,205,064	$1,136,890
COSTS AND EXPENSES
Cost of services provided	151,202	147,622	616,842	583,089
Depreciation and amortization	9,678	9,365	37,503	36,408
Sales, general and administrative	92,923	92,506	388,710	373,288
Loss on impairment/sale of assets	541	118	405	123
Interest Expense	59	172	508	437
	254,403	249,783	1,043,968	993,345
INCOME BEFORE TAXES	34,653	30,145	161,096	143,545
PROVISION FOR INCOME TAXES	13,058	10,939	60,385	53,543
NET INCOME	$21,595	$19,206	$100,711	$90,002

NET INCOME PER SHARE - BASIC	$0.15	$0.13	$0.69	$0.61
NET INCOME PER SHARE - DILUTED	$0.15	$0.13	$0.69	$0.61

Weighted average shares outstanding - basic	146,277	147,184	146,882	148,030
Weighted average shares outstanding - diluted	146,309	147,306	146,946	148,231

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Fourth Quarter and Full-Year 2011 results on:

Wednesday, January 25, 2012 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-8609 domestic;

480-629-9818 international
at least 5 minutes before start time.

REPLAY: available through February 1, 2012

Please dial 800-406-7325/303-590-3030, Passcode: 4502890

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com